Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements (No. 333-175002, No. 333-175559, No. 333-235472, No. 333-264756 and No. 333-264776) on Form S-3, the registration statement (No. 333-235472) on Form S-3/A, the registration statements (No. 333-164928, No. 333-182269, No. 333-197492, No. 333-218829, No. 333-229348, No. 333-232097 and No. 333-265515) on Form S-8, and the registration statement (No. 333-164926) on Form S-1/A of Kennedy-Wilson Holdings, Inc. of our report dated March 31, 2023, with respect to the consolidated financial statements of Vintage Housing Holdings, LLC as of December 31, 2022 and for the year then ended included in this Amendment No. 1 to Form 10-K of Kennedy-Wilson Holdings, Inc. for the year ended December 31, 2022.

/s/ CohnReznick
Atlanta, Georgia
March 31, 2023